As filed with the Securities and Exchange Commission on May 9, 2005
Registration No. 333-113429

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Amendment No. 3

GREENLITE VENTURES INC.
(Name of small business issuer in its charter)

NEVADA	1000	91-2170874
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

810 Peace Portal Drive, Suite 201
Blaine, WA 98230
Tel: (360) 332-1752
(Address and telephone number of principal executive offices)

Stephen F.X. O’Neill, Esq.
O’NEILL LAW GROUP PLLC
435 Martin Street, Suite 1010, Blaine, WA 98230
Tel: 360-332-3300
(Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to	As soon as practicable after this Registration
the public:	Statement is declared effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)
Common Stock, par value $0.001 per share, previously issued to investors	900,000 Shares	$0.10	$90,000	$10.59

(1)	Total represents 900,000 shares issued by Greenlite Ventures Inc. in a private placement transaction completed in September, 2004.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information contained in this Prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

DATED MAY 5, 2005

PROSPECTUS

GREENLITE VENTURES INC.

900,000 SHARES
COMMON STOCK
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The selling stockholders named in this prospectus are offering the 900,000 shares of Greenlite Ventures Inc.’s (the “Company”) common stock offered through this prospectus. The Company has set an offering price for these securities of $0.10 per share of its common stock offered through this prospectus.

			Proceeds to Selling Shareholders
	Offering Price	Commissions	Before Expenses and Commissions

Per Share	$0.10	Not Applicable	$0.10

Total	$900,000	Not Applicable	$900,000

The Company is not selling any shares of its common stock in this Offering and therefore will not receive any proceeds from this Offering.

The Company’s common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.10 per share until such time as the shares of the Company’s common stock are traded on the Over-The-Counter Bulletin Board (the “OTC Bulletin Board”). Although the Company intends to apply for trading of its common stock on the OTC Bulletin Board, public trading of its common stock may never materialize. The Company can provide no assurance that its shares will be traded on the OTC Bulletin Board. If the Company’s common stock becomes traded on the OTC Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling stockholders.

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The purchase of the securities offered through this Prospectus involves a high degree of risk. You should carefully read and consider the section of this prospectus entitled “Risk Factors” on pages 9 through 13 before buying any of our common shares.

This Offering will terminate nine months after the accompanying registration statement is declared effective by the SEC. There will be no extension of the offering period. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or similar account.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

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The Date Of This Prospectus Is: May 5, 2005

Until ninety days after the date this registration statement is declared effective, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY

As used in this prospectus, unless the context otherwise requires, “we”, “us”, “our” or “Greenlite” refers to Greenlite Ventures Inc. All dollar amounts in this prospectus are in U.S. dollars unless otherwise stated. The following summary is not complete and does not contain all of the information that may be important to you. You should read the entire prospectus before making an investment decision to purchase our common shares.

Foreign Currency and Exchange Rates

For purposes of consistency and to express United States Dollars throughout this prospectus, Canadian Dollars have been converted into United States currency at the rate of US$1.00 being approximately equal to CDN$1.17 or CDN$1.00 being approximately equal to US$0.83 which is the approximate average exchange rate during recent months.

GREENLITE VENTURES INC.

We are engaged in the acquisition and exploration of mineral properties. We own a 100% undivided interest in a mineral claim located on Texada Island in the Province of British Columbia, Canada, known as the “Magnolia Claim”. Our plan of operation is to conduct mineral exploration activities on the Magnolia Claim in order to assess whether the claim possesses reserves.

We have not earned any revenues to date. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover proven reserves on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs.

Our financial information as of December 31, 2004 is summarized below:

	Nine Months Ended December 31, 2004 (Unaudited)	Nine Months Ended December 31, 2003 (Unaudited)	Year Ended March 31, 2004 (Audited)	Year Ended March 31, 2003 (Audited)
Cash	$20,736	$10,471	$1,800	$41,975
Total Assets	$20,736	$15,923	$4,810	$41,975
Liabilities	$14,049	$9,992	$11,796	$3,232
Total Stockholders’ Equity	$6,687	$5,931	($6,986)	$38,743

Statement of Operations and Accumulated Deficit:

	Nine Months Ended December 31, 2004 (Unaudited)	Nine Months Ended December 31, 2003 (Unaudited)	Year Ended March 31, 2004 (Audited)	Year Ended March 31, 2003 (Audited)
Revenue	$0	$0	$0	$0
Net Loss for the Period	$31,327	$32,812	$45,729	$29,203
Accumulated deficit since inception	$115,813	$71,569	$84,486	$38,757
Net Loss Per Share	$0.01	$0.01	$0.005	$0.004

About Us

We were incorporated on December 21, 2000 under the laws of the State of Nevada. Our principal offices are located at 810 Peace Portal Drive, Suite 201, Blaine, Washington, 98230. Our telephone number is (360) 332-1752.

THE OFFERING

The Issuer	Greenlite Ventures Inc.

Selling Shareholders
The selling shareholders are existing shareholders of Greenlite who purchased common shares from us in November, 2002 in a private placement transaction. The issue of the shares by us to the selling shares was exempt from the registration requirements of the Securities Act.

Securities Being Offered	Up to 900,000 shares of our common stock.

Offering Price
The offering price to the public is fixed at $0.10 per share until such time as the shares of the Company’s common stock are traded on the OTC Bulletin Board. We intend to apply to the OTC Bulletin Board to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. Although the Company intends to apply for trading of its common stock on the OTC Bulletin Board, public trading of its common stock may never materialize. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Duration of Offering:	This offering will terminate nine months after the accompanying registration statement is declared effective by the SEC. There will be no extension of the offering period.

Minimum Number of Shares To Be Sold in This Offering	None.

Common Shares Outstanding Before and After the Offering:	9,800,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common shares.

GLOSSARY OF TECHNICAL MINING TERMS

The following defined technical terms are used in this prospectus:

Adit	An opening driven horizontally into the side of a mountain or hill for providing access to a mineral deposit.
Assay	A chemical test performed on a sample of ores or minerals to determine the amount of valuable metals contained.
Breccia	Rock composed of sharp angled fragments embedded in clay or sand.
Diamond Drill(Ing)
A rotary type of rock drill in which the cutting is done by abrasion rather than percussion. The cutting bit is set with diamonds and is attached to the end of long hollow rods through which water or other fluid is pumped to the cutting face as a lubricant. The drill cuts a core of rock that is recovered in long cylindrical sections, two centimeters or more in diameter.

Diorite	A granular crystalline intrusive rock.
Drift	A horizontal underground opening that follows along the length of a vein or rock formation as opposed to a crosscut which crosses the rock formation.
Fault
A break in the Earth’s crust caused by tectonic forces which have moved the rock on one side with respect to the other; faults may extend many kilometers, or be only a few centimeters in length; similarly, the movement or displacement along the fault may vary widely.

Feldspar	A group of rock-forming minerals.
Felsic	The term used to describe light-colored rocks containing feldspar, fledpathoids and silica.
Fracture
A break in the rock, the opening of which affords the opportunity for entry of mineral-bearing solutions. A “cross fracture” is a minor break extending at more- or-less right angles to the direction of the principal fractures.

Gabbro	One of a family of granular intrusive rocks.
Igneous	A type of rock which has been formed by the consolidation of magma, a molten substance from the earth’s core.
Intrusive	A body of igneous rock formed by the consolidation of magma intruded into other rocks, in contrast to lavas, which are extruded upon the surface.
Mafic	Igneous rocks composed mostly of dark iron and magnesium rich minerals.
Magnetite	The mineral form of black iron oxide that often occurs with magnesium, zinc and manganese and is an important ore of iron.
Massive	Solid (without fractures) wide (thick) rock unit.
Mineralization	The concentration of metals and their chemical compounds within a body of rock.
Ore	A mixture of minerals and gangue from which at least one metal can be extracted at a profit.

Paleozoic	Rocks that were laid down during the Paleozoic Era (between 67 and 507 million years ago).
Plunge	The vertical angle an orebody makes between the horizontal plane and the direction along which it extends, longitudinally to depth.
Pluton	Body of rock exposed after solidification at great depth.
Porphyry	Any igneous rock in which relatively large, conspicuous crystals (called phenocrysts) are set in a fine-grained groundmass.
Quartz	A mineral whose composition is silicon dioxide. A crystalline form of silica.
Reserve	For the purposes of this registration statement: that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves consist of:

(1) Proven (Measured) Reserves. Reserves for which: (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling; and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.

(2) Probable (Indicated) Reserves. Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven (measured) reserves, is high enough to assume continuity between points of observation.

Sedimentary	A type of rock which has been created by the deposition of solids from a liquid.
Shear	The deformation of rocks by lateral movement along innumerable parallel planes, generally resulting from pressure.
Silicified	The introduction of, or replacement by, silica, generally resulting in the formation of fine-grained quartz, chalcedony, or opal, which may fill pores and replace existing minerals.
Skarn	A term used to describe the metamorphic rocks surrounding an igneous intrusive where the latter comes in contact with a limestone or dolomite rock formation.
Silt	Muddy deposits of fine sediment usually found on the bottoms of lakes.
Structural	Pertaining to geologic structure.
Topographic	The surface features of a place or region.
Triassic	The system of strata that was deposited between 210 and 250 million years before the present time.
Vein	An occurrence of ore with an irregular development in length, width and depth usually from an intrusion of igneous rock.
Volcanics	Volcanically formed rocks.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATED TO OUR FINANCIAL CONDITION AND BUSINESS MODEL

Because our executive officers do not have formal training specific to the technicalities of mineral exploration, there is a higher risk our business will fail

Mr. John Curtis and Mr. Douglas King our executive officers and directors, do not have any formal training as geologists or in the technical aspects of management of a mineral exploration company. Our management lacks technical training and experience with exploring for, starting, and operating a mine. With no direct training or experience in these areas, our management may not be fully aware of the specific requirements related to working within this industry. Our management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry.

If we do not obtain additional financing, our business will fail

Our current operating funds may only cover the second phase of our exploration program and a portion of the estimated costs of Phase III. In order for us to perform any further exploration or extensive testing we will need to obtain additional financing. As of the date of this prospectus, we have cash in the amount of $17,085 and working capital of $4,944. Our business plan calls for significant expenses in connection with the exploration of our mineral claims. We have completed Phase I of our exploration program. While we have sufficient funds to carry out Phase II of the recommended exploration program on the Magnolia Claim, we may require additional financing if further exploration programs are necessary. We will require additional financing to sustain our business operations if we are not successful in earning revenues once exploration is complete. We currently do not have any arrangements for financing and we may not be able to obtain financing when required. Obtaining additional financing would be subject to a number of factors, including the market prices for the mineral property and gold, silver, copper and iron. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, our accountants believe there is substantial doubt about our ability to continue as a going concern

We have incurred a net loss of $115,813 for the period from December 21, 2000 (inception) to December 31, 2004, and have no revenues to date. Our future is dependent upon our ability to obtain financing and upon future profitable operations from the development of our mineral claim. These factors raise substantial doubt that we will be able to continue as a going concern.

Our financial statements included with this prospectus have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the year ended March 31, 2004. If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected.

Because of the speculative nature of exploration of mining properties, there is substantial risk that no reserves will be found and our business will fail

We are in the initial stages of exploration of our mineral claim, and thus have no way to evaluate the likelihood that we will be able to operate the business successfully. We were incorporated on December 21, 2000 and to date have been involved primarily in organizational activities and the acquisition of the Magnolia mineral claim. We have not earned any revenues as of the date of this prospectus. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The search for valuable minerals as a business is extremely risky. We may not find reserves of gold, silver, copper, and iron in our mineral claim. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us on our exploration program may not result in the discovery of commercial quantities of ore. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan.

Even if we discover proven reserves of precious metals on our mineral claim, we may not be able to successfully commence commercial production

Our mineral claim does not contain any known bodies of ore. If our exploration programs are successful in discovering proven reserves on our mineral claim, we will require additional funds in order to place the mineral claim into commercial production. The expenditures to be made by us in the exploration of mineral claims in all probability will be lost as it is an extremely remote possibility that the mineral claim will contain proven reserves. If our exploration programs are successful in discovering proven reserves, we will require additional funds in order to place the Magnolia Claim into commercial production. The funds required for commercial mineral production can range from several million to hundreds of millions. We currently do not have sufficient funds to place our mineral claim into commercial production. Obtaining additional financing would be subject to a number of factors, including the market prices for gold, silver, copper and iron and the costs of exploring for or mining these materials. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. Because we will need additional financing to fund our exploration activities there is substantial doubt about our ability to continue as a going concern. At this time, there is a risk that we will not be able to obtain such financing as and when needed.

Because we anticipate our operating expenses will increase prior to our earning revenues, we may never achieve profitability

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate revenues from the exploration of our mineral claim, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will most likely fail.

We have no known mineral reserves and if we cannot find any we will have to cease operations

We have no mineral reserves. If we do not find a mineral reserve containing gold or if we cannot explore the mineral reserve, either because we do not have the money to do it or because it will not be economically feasible to do it, we will have to cease operations and you will lose your investment. Mineral exploration, particularly for gold, is highly speculative. It involves many risks and is often non-productive. The chances of finding reserves on our mineral properties is remote and funds expended on exploration will likely be lost.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business

The search for valuable minerals involves numerous hazards and risks normally incident to exploring for and developing mineral properties. As a result, we may become subject to liability for such hazards, including pollution, cave-ins, unusual or unexpected geological formations, environmental pollution, personal injuries, flooding, changes in technology or mining techniques, periodic interruptions, industrial accidents, and other hazards against which we cannot insure or against which we may elect not to insure. At the present time we have no coverage to insure against these hazards and have no plans to insure against these hazards. The payment of such liabilities may have a material adverse effect on our financial position.

Because our executive officers have only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail

Our executive officers are employed on a full time basis by other companies. Because we are in the early stages of our business, Mr. Curtis and Mr. King will not be spending a significant amount of time on our business. Mr. Curtis and Mr. King each expect to expend approximately 5 hours per week on our business. Competing demands on their time may lead to a divergence between their interests and the interests of other shareholders.

RISKS RELATED TO LEGAL UNCERTAINTY AND REGULATIONS

As we undertake exploration of our mineral claim, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program

There are several governmental regulations that materially restrict mineral exploration. We will be subject to the laws of the Province of British Columbia as we carry out our exploration program. We may be required to obtain work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program. Our annual cost of compliance with the Mineral Tenure Act is presently approximately $2,988 (CDN$3,600) per year.

If we receive positive results from our exploration program and we decide to pursue commercial production, we may be subject to an environmental review process that may delay or prohibit commercial production

If the results of our geological exploration program indicate reserves on our mineral claim, and we decide to pursue commercial production of our mineral claim, we may be subject to an environmental review process under the Federal and Provincial Environmental Assessment Acts (“EAA”). Compliance with an environmental review process may be costly and may delay commercial production. Permits and regulations will control all aspects of any production program if the project continues to that stage because of the potential impact on the environment. Permits, issued by the British Columbia Ministry of Energy and Mines under the provisions of the British Columbia EAA, are required for approval of reclamation programs. Permits, issued by the Ministry of Environment, Lands and Parks under the provisions of the Federal EAA, are required for any air emissions and water discharges from a minesite.

Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings, our competitive position or on us in the event a potentially economic deposit is discovered.

Prior to undertaking mineral exploration activities, we must make application under the British Columbia Mines Act for a permit, if we anticipate disturbing land. A permit is issued within 45 days of a complete and satisfactory application, and can cost between $100 to $500 depending on the scope of the permit. We do not anticipate any difficulties in obtaining a permit, if needed. The initial exploration activities on the Magnolia Claim (grid establishment, geological mapping, soil sampling, geophysical surveys) do not involve ground disturbance and as a result do not require a work permit. Any follow-up trenching and/or drilling will require permits, applications for which will be submitted well in advance of the planned work.

If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

•	Water discharge will have to meet drinking water standards;

•	Dust generation will have to be minimal or otherwise re-mediated;

•	Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;

•	An assessment of all material to be left on the surface will need to be environmentally benign;

•	Ground water will have to be monitored for any potential contaminants;

•	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

•	There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

An environmental review process would be required if we plan to construct a producing mine facility with production capacity of 75,000 tonnes (82,500 tons) of mineral ore per year. We would be required to apply under the British Columbia EAA for a determination as to whether an environmental review was required. Furthermore, there is the possibility that we would not be able to proceed with commercial production upon completion of the environmental review process if government authorities did not approve our mine or if the costs of compliance with government regulation adversely affected the commercial viability of the proposed mine.

Title to our mineral claim is registered in the name of another person. Our failure to register legal title to the claim in our name may result in the loss of our interest in the claim

Title to the mineral claim is not held in our name. Title to the claim is recorded in the name of Lorrie Ann Archibald, a British Columbia resident from whom we purchased our mineral claim. In the event Ms. Archibald were to transfer legal title to our mineral claim to another party, we may not have a claim against the third party and may be forced to commence an action against Ms. Archibald. There is no assurance that we would succeed in recovering legal title to our mineral claim or recover damages from Ms. Archibald in such instance.

RISKS RELATED TO THIS OFFERING

If a market for our common stock does not develop, shareholders may be unable to sell their shares

There is currently no market for our common stock and a market may never develop. We currently plan to apply for listing of our common stock on the over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board or, if traded, a public market may never materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If a market for our common stock develops, our stock price may be volatile

If a market for our common stock develops, we anticipate that the market price of our common stock will be subject to wide fluctuations in response to several factors, including:

•	the results of our geological exploration program;
•	our ability or inability to arrange for financing;
•	commodity prices for silver, gold, copper, and iron; and
•	conditions and trends in the mining industry.

Further, if our common stock is traded on the over-the-counter bulletin board, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline

The selling shareholders are offering 900,000 shares of our common stock through this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall. The outstanding shares of common stock covered by this prospectus represent approximately 9.2% of the common shares outstanding as of the date of this prospectus.

Because our president, Mr. John Curtis, owns 51% of our outstanding common stock, investors may find that corporate decisions influenced by Mr. Curtis are inconsistent with the best interests of other stockholders.

Mr. John Curtis, our president and sole director, controls 51% of our issued and outstanding shares of Common Stock. Accordingly, in accordance with our articles of incorporation and bylaws, Mr. Curtis is able to control who is elected to our board of directors and thus could act, or could have the power to act, as our management. The interests of Mr. Curtis may not be, at all times, the same as that of other shareholders. Since Mr. Curtis is not simply a passive investor but is also one of our active executives, his interests as an executive may, at times, be adverse to those of passive investors. Where those conflicts exist, our shareholders will be dependent upon Mr. Curtis exercising, in a manner fair to all of our shareholders, his fiduciary duties as an officer or as a member of our board of directors. Also, Mr. Curtis will have the ability to significantly influence the outcome of most corporate actions requiring shareholder approval, including the merger of our company with or into another company, the sale of all or substantially all of our assets and amendments to our articles of incorporation. This concentration of ownership with Mr. Curtis may also have the effect of delaying, deferring or preventing a change in control of Greenlite which may be disadvantageous to minority shareholders.

Because our stock is a penny stock, shareholders will be more limited in their ability to sell their stock

The shares offered by this prospectus constitute a penny stock under the Exchange Act. The shares will remain classified as a penny stock for the foreseeable future. The classification as a penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares will be subject to rules 15g-1 through 15g-10 of the Exchange Act. Rather than having to comply with these rules, some broker-dealers will refuse to attempt to sell a penny stock. For a more detailed discussion of this issue see the section entitled “Market For Common Equity And Related Stockholder Matters -- No Public Market for Common Stock”, below.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The $0.10 per share offering price of our common stock was determined based on our capital requirements and our internal assessment of what the market would support. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value. Additionally, because we have a limited operating history and have not generated any revenues to date, the price of the shares of common stock is not based on past earnings, nor is the price of the shares indicative of current market value for the assets owned by us.

We intend to apply to the over-the-counter bulletin board for the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the “Exchange Act”). We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this prospectus.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering all of the 900,000 shares of common stock offered through this prospectus. The selling shareholders acquired the 900,000 shares of our common stock from us in an offering that was exempt from registration under Regulation S of the Securities Act of 1933, as amended (the “Securities Act”) and completed on September 30, 2004.

The following table provides as of May 5, 2005 information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

Name Of Selling Stockholder(1)	Beneficial Ownership Before Offering(1)		Number of Shares Being Offered	Beneficial Ownership After Offering(1)
	Number of Shares	Percent(2)		Number of Shares	Percent(2)
Stephen Moses	190,000	2%	150,000	40,000	*
Ian Wills	150,000	1.5%	150,000	NIL	*
Retro Celtic Holdings Inc.(3)	300,000	3%	300,000	NIL	*
Lynn Falconer	301,000	3%	300,000	1,000	*
TOTAL	900,000	9.2%	900,000	41,000	*
Notes
*	Represents less than 1%
(1)
The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(2)
Applicable percentage of ownership is based on 9,800,000 common shares outstanding as of May 5, 2005 , plus any securities held by such security holder exercisable for or convertible into common shares within sixty (60) days after the date of this prospectus, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

(3)	Retro Celtic Holdings is a private company controlled by Richard Donaldson.

None of the selling shareholders:

(1)	has had a material relationship with us other than as a shareholder at any time within the past three years; or

(2)	has ever been one of our officers or directors.

PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling stockholders to sell their shares on a continuous basis for a period of nine months after this registration statement is declared effective. There will be no extension of the offering period. The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The sales price to the public is fixed at $0.10 per share until such time as the shares of our common stock are traded on the over-the-counter bulletin board. Although we intend to apply for trading of our common stock on the over-the-counter bulletin board, public trading of our common stock may never materialize. If our common stock becomes traded on the over-the-counter bulletin board, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

The selling shareholders named in this prospectus may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders named in this prospectus.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling shareholders and any broker-dealers who execute sales for the selling shareholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

The selling shareholders named in this prospectus should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares offered under this prospectus. Under Regulation M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling shareholders are distributing shares covered by this prospectus. Accordingly, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The Selling Shareholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the SEC.

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings.

Our agent for service of process in Nevada is Cane & Associates LLP, 3273 E. Warm Springs Road, Las Vegas, Nevada 89120.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of May 5, 2005 are as follows:

Name and Address	Age	Office(s) Held
John Curtis 6280 Nelson Avenue West Vancouver, BC, Canada	45	President and Sole Member of the Board of Directors
Douglas King 271 - 1951 Glen Drive Vancouver, BC, Canada	72	Secretary and Treasurer

Set forth below is a brief description of the background and business experience of our officers and directors.

John Curtis is our President and the sole member of our board of directors and has served in those capacities since January 1, 2003. Mr. Curtis has been employed since 1994 as a designer specializing in the field of electrical design and drafting. From 1994 to 1996, Mr. Curtis worked as an electrical drafter for SNC-Lavalin Group Inc., a Canadian engineering and construction company. From 1996 to 2000 Mr. Curtis worked as an electrical drafter with Spectra Telecom, a worldwide telecommunication system integrator. From 2000 to 2004, Mr. Curtis was employed as an electrical designer with Cochrane Group Inc., a company which provides integrated, multi-discipline engineering and project management services across Canada and the U.S. From 2004 to present, Mr. Curtis is employed by PBA Engineering, where he is involved in the design of security systems and camera installations for the Vancouver Ports and the Ministry of British Columbia.

Douglas King is our Secretary and Treasurer and has served in those capacities since January 1, 2003 and October 31, 2002, respectively. Mr. King was appointed as our treasurer on October 31, 2002. In 1961, Mr. King formed Douglas King Agencies Ltd. (“DKA”) which serves as a manufacturer's agent in the Provinces of British Columbia and Alberta, Canada, and also provides property development services and assistance with construction projects in Canada. Mr. King has been self-employed as the principal of DKA since 1961.

Mr. Curtis and Mr. King do not have formal training as geologists or in the technical or managerial aspects of management of a mineral exploration company. Their prior managerial and consulting positions have not been in the mineral exploration industry. Accordingly, we will have to rely on the technical services of others to advise us on the managerial aspects specifically associated with a mineral exploration company. We do not have any employees who have professional training and experience in the mining industry. We rely on our independent geological consultant, Paul Reynolds, to make recommendations to us on work programs on our property, to hire appropriately skilled persons on a contract basis to complete work programs and to supervise, review, and report on such programs to us.

We presently do not pay our directors and officers any salary or consulting fee. In this regard, we presently have not entered into any discussions, understandings, arrangements or other agreements, preliminary or otherwise.

Key Consultants

Paul Reynolds is our consulting geologist. Mr. Reynolds is a professional geoscientist registered in good standing with the Association of Professional Engineers and Geoscientists of the Province of British Columbia, Canada. Mr. Reynolds has been engaged in geological work continuously from 1987 to present, in North and South America. He graduated from the University of British Columbia with a Bachelor of Science degree in geology in 1987.

We have a verbal agreement with Mr. Reynolds to provide us with consulting services on request, in accordance with standard industry practices. Pursuant to the terms of the agreement, Mr. Reynolds agreed to provide us with geological consulting services in accordance with the geological exploration program prepared by Mr. Reynolds.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than our officers and directors. We conduct our business through agreements with consultants and arms-length third parties.

Committees of the Board Of Directors

We presently do not have an audit committee, compensation committee, nominating committee, an executive committee of our board of directors, stock plan committee or any other committees. However, our board of directors is considering establish various committees during the current fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of May 5, 2005 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, (iii) named executive officers, and (iv) officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Common Stock (1)
Directors and Officers
Common Stock	John Curtis President and Director 6280 Nelson Avenue West Vancouver, BC, Canada	5,001,000 Direct	51%
Common Stock	Douglas King (2) Secretary and Treasurer 271 - 1951 Glen Drive Vancouver, BC, Canada	1,000 Direct	0.01%
Common Stock	All Officers and Directors as a Group (2 persons)	5,002,000	51%
Holders of More than 5% of our Common Stock
Common Stock	Gordon King (2) H 65 Eaton Square London, England	2,500,000 Direct	25.5%
Common Stock	John Curtis President and Director 6280 Nelson Avenue West Vancouver, BC, Canada	5,001,000 Direct	51%

(1)
Applicable percentage of ownership is based on 9,800,000 shares of common stock issued and outstanding as of May 5, 2005 , together with securities exercisable or convertible into shares of common stock within 60 days of May 5, 2005 for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of May 5, 2005 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Douglas King is the father of Gordon King.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock consists of 100,000,000 shares of common stock, with a par value of $0.001 per share. As of May 5, 2005 , there were 9,800,000 shares of our common stock issued and outstanding that were held by one hundred twenty four (124) stockholders of record.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Holders of a not less than two percent (2%) of the outstanding shares entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. Except as otherwise required by law, the Articles of Incorporation, or the Bylaws, all action taken by the holders of a majority of the votes cast, excluding abstentions, at any meeting at which a quorum is present shall be valid and binding upon the corporation; provided, however, that directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefor.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada revised statutes sections 78.378 to 78.3793 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company and will not apply until we have 200 or more stockholders, at least 100 of which are residents of the State of Nevada. These provisions, if applicable, could have the effect of delaying or preventing a change in control of our company.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

O’Neill Law Group PLLC , our independent legal counsel, has provided an opinion on the validity of our common stock.

Paul Reynolds, P.Geo. , our consulting geologist, has prepared the geological reports entitled “Geological Summary Report on the Magnolia Property” dated May 4, 2002 and the “Report on Phase I Results on the Magnolia Property” dated July 25, 2003.

Sarna & Company, our independent certified public accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Sarna & Company has presented their report with respect to our audited financial statements. The report of Sarna & Company is included in reliance upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Reports to Security Holders

Upon the effectiveness of this registration statement, we will be obligated to file with the SEC certain interim and periodic reports including an annual report containing audited financial statements. We will voluntarily send an annual report, including audited financial statements, only to shareholders who request such.

In addition, upon the effectiveness of this registration statement, we will be required to electronically file proxy statements and other information with the SEC through the EDGAR Internet site that contains information regarding issuers that file with the SEC. The SEC website is located at http://www.sec.gov and the EDGAR website is located at http://www.sec.gov/edgar. Further, the public may read and copy materials we file with the SEC at the SEC's Public Reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference room by calling the SEC at 1-800-SEC-0330. We presently do not have an Internet address.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated on December 21, 2000 under the laws of the State of Nevada.

Pursuant to Rule 405 of the Securities Act of 1933, Mr. Curtis may be deemed to be our sole promoter by virtue of his role in founding and organizing our company. Other than the purchase of his stock, Mr. Curtis has not entered into any agreement with us in which he is to receive from us or provide to us anything of value. See “Certain Relationships and Related Transactions” below.

DESCRIPTION OF BUSINESS

In General

We are an exploration stage company engaged in the acquisition and exploration of mineral properties. We hold a 100% interest mineral claim that we refer to as the “Magnolia” mineral claim. Exploration of this mineral claim is required before any determination as to its viability can be made. No commercially viable mineral deposit may exist on our mineral claim. Our plan of operation is to carry out exploration work on this claim in order to ascertain whether it possesses deposits of gold, silver, copper, or iron. We can provide no assurance to investors that our mineral claim contains a mineral deposit until appropriate exploratory work is done and an evaluation based on that work concludes further work programs are justified.

We conduct our exploration business through consultants and arms-length third parties. Additionally, we have a verbal agreement with our outside auditors to perform requested accounting functions at their normal and customary rates. We have a verbal agreement with our geologist to provide us with consulting services on request, in accordance with standard industry practices. Our legal consultants provide legal services at their normal and customary rate.

Our plan of operation is to carry out exploration work on our claim in order to ascertain whether it possesses proven reserves of gold, silver, copper and iron. We will not be able to determine whether or not our mineral claim contains proven reserves, until appropriate exploratory work is done and an economic evaluation based on that work concludes economic viability. If the property has not been found to contain proven reserves then we will have to obtain other mineral properties for exploration.

Acquisition of the Magnolia Mineral Claim

We entered into an agreement (the “Mineral Purchase Agreement”) dated April 30, 2002 with Lorrie Ann Archibald of North Vancouver, British Columbia to acquire a 100% undivided interest in the Magnolia Claim for consideration of $4,000. Ms. Archibald has executed an undated Bill of Sale transferring title to the Magnolia Claim to us. We intend to file the Bill of Sale with the British Columbia mineral titles office upon our independent geologist’s recommendation to proceed Phase III of our planned geological exploration program.

Description and Location of the Magnolia Mineral Claim

The Magnolia Claim comprises one mineral claim with a total area of 1,112 acres, located on Texada Island, British Columbia, Canada, 6.2 miles north of Gillies Bay. The Property is accessible by gravel road. Texada Island is the largest island in the Strait of Georgia approximately 70 miles west northwest of Vancouver, British Columbia, Canada. The Island is accessible by regular government ferry service.

The Magnolia Claim is recorded with the Ministry of Energy and Mines, Province of British Columbia, Canada under the following name, tag and tenure number:

Name of Mineral Claim	Tag Number	Tenure Number	Expiry Date
MAGNOLIA 1	222774	392905	April 29, 2006

Recorded title to the property is held in the name of Lorrie Ann Archibald. We hold a 100% interest in the property pursuant to the Mineral Claim Purchase Agreement with Ms. Archibald. The property boundary contains one reverted crown grant claim not owned by us. The Province of British Columbia owns the land covered by the mineral claim. To our knowledge, there are no aboriginal land claims that might affect our title to the mineral claim or the Province’s title of the property. There is no viable way for us to determine what claims, if any, certain aboriginal groups may make. The Government of British Columbia has adopted a policy that no private property rights will be expropriated to settle aboriginal land claims.

Our mineral claim will expire on April 29, 2006 . In order to maintain our mineral claim in good standing, we must complete exploration work on the mineral claims and file confirmation of the completion of work on the mineral claims with the applicable mining recording office of the British Columbia Ministry of Energy and Mines. Currently, exploration work with a minimum value of approximately $83 is required per mineral claim unit during each year. The Magnolia Claim is composed of 18 units. If we do not complete this minimum amount of exploration work, we may pay a fee of approximately $83 per mineral claim unit each year and meet this requirement. The completion of mineral exploration work or payment in lieu of exploration work in any year will extend the existence of our mineral claim for one additional year. As our mineral claim is effective until April 29, 2006 , we must file confirmation of the completion of exploration work in the minimum amount of approximately $2,988 or make a payment in lieu or exploration work in the minimum amount by April 29, 2006 . The fee amount increases from $83 per claim unit, per year in the first three years to approximately $166 per claim unit, per year afterwards. If we fail to complete the minimum required amount of exploration work or fail to make a payment in lieu of this exploration work, then our mineral claim will lapse on April 29, 2006 , and we will lose all interest that we have in our mineral claim. We intend to pay the required fee $2,988 or perform the minimum exploration work required to meet this amount to extend our mineral claim for an additional year upon the expiry of our mineral claim on April 29, 2006 , unless the results of our exploration program indicate that the claim is not commercially viable.

Location, Access and Physiography

The Magnolia property is located on Texada Island, B.C., one kilometre north of the Town of Gillies Bay. See Figure 1 below. Texada Island is the largest island in the Strait of Georgia, and lies 110 km west-northwest of Vancouver, British Columbia. The island is accessible from Vancouver by car and ferry combinations either directly via Powell River on the mainland or through the Town of Comox on Vancouver Island. Alternatively, charter air service is available.

Road access to and within the property consists of a gravel central road and the paved Gillies Bay - Vananda highway, which provide access to the northeastern and southwestern boundaries of the property, respectively. Interior travel is aided by old logging roads traversable by 4-wheel drive vehicles and other trails suitable for foot access only.

The topographic relief on the property ranges from 75 metres above sea level on the southwest to approximately 200 metres on the east boundary, which is on the southwest flank of Mount Pocahontas.

The island is within the "Sunshine Coast" area of British Columbia and features mild winters and moderate, dry summers. Consequently, all aspects of surface exploration may be carried out year round. Drinking water for the two towns on the island is provided by two dammed lakes. One of them, Cranby Lake, is located one kilometre southwest of the property. Water for diamond drilling is available from the many creeks and swamps on the property.

Power sources for the Magnolia Claim property presently consist of portable generators brought onto the property.

Figure 1 - Magnolia Claim

Exploration History of the Magnolia Claim

The Magnolia Claim is located on Texada Island, British Columbia, Canada, one kilometer north of the Town of Gillies Bay. Texada Island has a long history of mining and exploration for gold, copper and iron ore that began with the discovery of magnetite in 1873.

Magnetite-copper skarn mineralization is developed along either the Quatsino-Karmutsen contact near the margin of the Gillies stock or along the intrusive-Quatsino contact. Alternatively, skarn mineralization may form in the limestone and volcanic rocks some distance from the stock where the skarn forming fluids were controlled by near vertical brittle fractures.

Numerous small magnetite lenses associated with limestone beds within the Karmutsen Formation occur near the east coast of the Island from the northern tip to Mount Pocahontas. Most of them contain considerable amounts of copper and at least one of them, the Yew showing which was discovered in 1985, reportedly contains free gold in unevenly distributed amounts. None of them has produced on a commercial basis. The Capsheaf and Southcap showings, within the central part of the existing claims, falls under this category.

Numerous pits, trenches, adits and at least one shaft on the Magnolia property attest to previous, mostly unrecorded exploration of the property. A shaft was sunk, before 1914, to a depth of 27 meters (90 feet) and some drifting done. In 1975 a magnetometer and electromagnetic (VLF) survey was conducted in conjunction with geological mapping on and around the Cap Sheaf.

Reconnaissance-scale geologic mapping, prospecting, and soil/rock geochemical surveys were conducted in the area during 1984 and 1985 and an electromagnetic survey was run over the south end of the present claim in 1988.

An airborne geophysical survey was conducted in August 1988. Aerodat Ltd. flew 175 line kilometers over an area partially covered by the prospecting and soil sampling were conducted over a portion of the existing claim. In April 1991, reconnaissance scale ground magnetic and electromagnetic surveys were carried out. In February 1992, further soil sampling and geophysical surveys together with limited geological mapping were conducted. In January 1994, a 1,500 meter long baseline was established for survey control for geological mapping in the Capsheaf area.

Property Geology and Mineralization

Texada Island is located along the Canadian Cordillera. The oldest rocks mapped on the Island are on the southeastern tip of the Island.

Various stocks and minor intrusions, ranging in composition from gabbro through the more common diorite to quartz monzonite intrude the volcanics and limestone on the Island. These have been radiometrically dated as Middle to Upper Jurassic, and may correlate with the Coast Plutonic Complex on the mainland or the Island Intrusions on Vancouver Island. The more mafic stocks, which tend to be concentrated along the northwest trending Marble Bay Fault, are associated with copper-gold skarn mineralization around the northeastern tip of the Island. The Gillies Bay felsic stock is associated with several magnetite-rich skarn deposits. Other stocks and minor intrusives reportedly have skarn development but have not been examined in great detail.

Three sub-parallel, northwesterly lineaments are the most striking structural features of the north end of the Island. The most persistent and visually striking one, the Marble Bay fault, appears to traverse the entire length of the Island, albeit with some offsets. The other two, the Holly and Ideal faults are substantially shorter. The area between these faults has undergone substantial brittle deformation expressed by numerous low-angle splay faults and right-angle faults and shear zones either mapped or inferred from airborne geophysical surveys and photographs.

Recommendations of Geological Report and the Proposed Geological Exploration Program

We engaged Paul Reynolds, B.Sc., P.Geo., to prepare a geological evaluation report on the Magnolia Claim. Mr. Reynolds is a professional geoscientist registered in good standing with the Association of Professional Engineers and Geoscientists of the Province of British Columbia,

The work completed by Mr. Reynolds in preparing the geological report consisted of the review of geological data from previous exploration. The acquisition of this data involved the research and investigation of historic files to locate and retrieve data information acquired by previous exploration companies in the area of the mineral claim. The work involved in this data acquisition included report reproduction and compilation of preexisting information.

We received the geological evaluation report on the Magnolia Claim prepared by Mr. Reynolds on May 4, 2002. This report is entitled "Summary Report on the Magnolia Property". The geological report summarizes the results of the history of the exploration of the mineral claim, the regional and local geology of the mineral claim and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gives conclusions regarding potential mineralization of the mineral claim and recommends a further geological exploration program on the mineral claim.

In his geological report, Mr. Reynolds, recommended that a four phase exploration program, at an estimated cost of $16,626 for completion of the first three phases, be undertaken on the property to assess its potential to host high grade gold mineralization within quartz and sulphide veins. The costs of the planned fourth phase, consisting of diamond drilling and/or mechanical trenching, are undetermined and are subject to positive results from earlier exploratory work. The four phase program consists of the following:

Phase	Exploration Program	Status	Cost
Phase I	A thorough assessment of the known showings along with basic geological mapping and rock sampling.	Completed in April, 2003.	$4,003
Phase II	Prospecting, geological outcrop mapping, and detailed soil sampling in areas of interest.	Expected to be completed in mid 2005.	$5,123
Phase III	Soil sampling and geological mapping to be conducted on a flagged grid within prospective areas identified by the two previous phases.	To be completed in late 2005 based on results of Phase II.	$7,500
Phase IV	Subject to positive results from the previous phases, mechanical trenching and/or diamond drilling.	To be completed in early 2006 based on results of Phase III.	To be determined based on the Results of Phases II and III

Phase I of our exploration program was completed in April, 2003. The Phase I exploratory program was conducted by Mr. Reynolds over a period of two days and consisted of rock sampling and an assessment of areas previously reported to have potential mineralization. On July 25, 2003, Mr. Reynolds, our consulting geologist, completed his review of Phase I one work results on our Magnolia Claim and provided us with a report containing his conclusions. Mr. Reynolds concluded that the results were favorable and he recommended we proceed to the next stage of our exploration program. The second phase consisting of prospecting, geological outcrop mapping, and detailed soil sampling in areas of interest has commenced and is expected to be completed in early 2005.

The phased program of exploration activities is intended to generate and prioritize targets to test by trenching or drilling. The initial exploration activities on the Magnolia Claim (grid establishment, geological mapping, soil sampling, geophysical surveys) do not involve ground disturbance and as a result do not require a work permit. Any follow-up trenching and/or drilling will require permits. Applications are expected to be submitted well in advance of the planned work.

Our cash on hand as of the date of this prospectus is $17,085. To date we have expended $17,890 on the costs of this offering which are estimated to be $21,010. We have expended $2,000 on our Phase II exploration program which is estimated to cost $5,123. We have sufficient cash on hand to pay the remaining costs of Phase II of our proposed exploration program and a portion of the estimated costs of Phase III. However, we will require additional financing in order to proceed with any additional work beyond Phase II of our exploration program and to pursue our plan of operation over the next twelve months.

The geological review and interpretations required in Phases II and III of the exploration program is comprised of reviewing the data acquired and analyzing this data to assess the potential mineralization of the mineral claim. Geological review entails the geological study of an area to determine the geological characteristics, identification of rock types and any obvious indications of mineralization. The purpose of undertaking the geological review is to determine if there is sufficient indication of mineralization to warrant additional exploration. Positive results at each stage of the exploration program would be required to justify continuing with the next stage. Such positive results would include the identification of the zones of mineralization. As positive results have been achieved for Phase I of the work program, the commencement and completion of work on Phase II is considered justified.

Although we have a wide ranging projected exploration program, we do not know how much money will ultimately be needed for exploration. The required exploration work for the projected initial three-phases of our exploration program is expected to cost up to $16,626, provided that results are favorable, decisions are made and financing is available to complete each phase of the work program. Further work must then be carried out to determine the extent of the gold mineralization, if any, in order to proceed with Phase IV and to determine whether it might be economically viable to mine over the long term. Therefore, costs of exploration are not limited to the initially described four-phase exploration program.

Current State of Exploration

Our mineral claim presently does not have any proven mineral reserves. The property that is the subject to our mineral claim is undeveloped and does not contain any open-pit or underground mines. There is no plant or equipment located on the property that is the subject of the mineral claim.

We have only recently commenced exploration of the Magnolia Claim and this exploration is currently in the preliminary stages. Our planned exploration program is exploratory in nature and no mineral reserves may ever be found. Results of our exploration program are intended only to define potential exploration targets, and significant and costly exploration work will be needed if initial results warrant further effort.

Phase I of our exploration program, consisting of a thorough assessment of the known showings along with basic geological mapping and rock sampling, was conducted on April 18 and 19, 2003. Our geologist visited the Magnolia Claim property during this period, at which time the Capsheaf showing was re-located and several traverses were made in the suspected area of the Milner Trench on the property. Four rock samples were collected from the Capsheaf area of the property.

The results of our Phase I exploration indicated that there are two known gold and copper bearing skarn zones on the Magnolia property, Capsheaf and Southcap. These zones appear to be intimately associated with intersecting northwest and northeast trending fault zones. The area between the Capsheaf and Southcap showings is characterized by north-northwest trending ridges of basalt separated by heavily vegetated gullies. Several of these ridges have very steep sides suggesting that they are truncated by faults. Several old pits were located in areas where the volcanics were rusty. The pits are all badly sloughed and could not be sampled by our geologist.

Weak skarn development occurs in the suspected area of the Milner Trench. Our geologist recommended that this area needs to be prospected and mapped in more detail. Based on the results of Phase I our geologist recommended that we proceed with Phase II of our exploration program. We have commenced Phase II of our exploration program and expect to complete Phase II in mid 2005.

Competition

The mineral exploration industry, in general, is intensively competitive and even if commercial quantities of ore are discovered, a ready market may not exist for the sale of the ore. Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result our not receiving an adequate return on invested capital.

Compliance with Government Regulation

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in the Province of British Columbia. The main agency that governs the exploration of minerals in the Province of British Columbia, Canada, is the Ministry of Energy and Mines.

The Ministry of Energy and Mines manages the development of British Columbia's mineral resources, and implements policies and programs respecting their development while protecting the environment. In addition, the Ministry regulates and inspects the exploration and mineral production industries in British Columbia to protect workers, the public and the environment.

The material legislation applicable to us is the Mineral Tenure Act, administered by the Mineral Titles Branch of the Ministry of Energy and Mines, and the Mines Act, as well as the Health, Safety and Reclamation Code and the Mineral Exploration Code.

The Mineral Tenure Act and its regulations govern the procedures involved in the location, recording and maintenance of mineral titles in British Columbia. The Mineral Tenure Act also governs the issuance of leases which are long term entitlements to minerals, designed as production tenures. The Mineral Tenure Act does not apply to minerals held by crown grant or by freehold tenure.

All mineral exploration activities carried out on a mineral claim or mining lease in British Columbia must be in compliance with the Mines Act. The Mines Act applies to all mines during exploration, development, construction, production, closure, reclamation and abandonment. It outlines the powers of the Chief Inspector of Mines, to inspect mines, the procedures for obtaining permits to commence work in, on or about a mine and other procedures to be observed at a mine. Additionally, the provisions of the Health, Safety and Reclamation Code for mines in British Columbia contain standards for employment, occupational health and safety, accident investigation, work place conditions, protective equipment, training programs, and site supervision. Also, the Mineral Exploration Code contains standards for exploration activities including construction and maintenance, site preparation, drilling, trenching and work in and about a water body.

Additional approvals and authorizations may be required from other government agencies, depending upon the nature and scope of the proposed exploration program. If the exploration activities require the falling of timber, then either a free use permit or a license to cut must be issued by the Ministry of Forests. Items such as waste approvals may be required from the Ministry of Environment, Lands and Parks if the proposed exploration activities are significantly large enough to warrant them. Waste approvals refer to the disposal of rock materials removed from the earth which must be reclaimed. An environmental impact statement may be required.

We have completed Phase I of the work program including a review of Phase I and recommendations from the geologist. The first phase consisted of consisted of rock sampling and an assessment of areas previously reported to have potential mineralization.

We have not budgeted for regulatory compliance costs in the proposed work program recommended by the geological report. British Columbia law requires that a holder of title to mineral claims must spend at least $83 per mineral claim unit per year in order to keep the property in good standing, which we have done. Our annual cost of compliance with the Mineral Tenure Act is presently approximately $2,988 per year.

Our mineral claim will expire on April 29, 2006 . In order to maintain our mineral claim in good standing, we must complete exploration work on the mineral claims and file confirmation of the completion of work on the mineral claims with the applicable mining recording office of the British Columbia Ministry of Energy and Mines. Currently, exploration work with a minimum value of approximately $83 is required per mineral claim unit during each year. The Magnolia Claim is composed of 18 units. If we do not complete this minimum amount of exploration work, we may pay a fee of approximately $83 per mineral claim unit each year and meet this requirement. The completion of mineral exploration work or payment in lieu of exploration work in any year will extend the existence of our mineral claim for one additional year. As our mineral claim is effective until April 29, 2006 , we must file confirmation of the completion of exploration work in the minimum amount of approximately $2,988 or make a payment in lieu or exploration work in the minimum amount by April 29, 2006 . The fee amount increases from $83 per claim unit, per year in the first three years to approximately $166 per claim unit, per year afterwards. If we fail to complete the minimum required amount of exploration work or fail to make a payment in lieu of this exploration work, then our mineral claim will lapse on April 29, 2006 , and we will lose all interest that we have in our mineral claim. We intend to pay the required fee of $2,988 or perform the minimum exploration work required to meet this amount to extend our mineral claim for an additional year upon the expiry of our mineral claim on April 29, 2006 , unless the results of our exploration program indicate that the claim is not commercially viable.

We will also have to sustain the cost of reclamation and environmental remediation for all exploration work undertaken. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to its natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused. The amount of these costs is not known at this time as we do not know the extent of the exploration program that will be undertaken beyond completion of the recommended work program. Because there is presently no information on the size, tenor, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on earnings, our competitive position or on us in the event a potentially economic deposit is discovered.

Prior to undertaking mineral exploration activities, we must make application under the British Columbia Mines Act for a permit, if we anticipate disturbing land. A permit is issued within 45 days of a complete and satisfactory application. We do not anticipate any difficulties in obtaining a permit, if needed. The initial exploration activities on the Magnolia Claim (grid establishment, geological mapping, soil sampling, geophysical surveys) do not involve ground disturbance and as a result do not require a work permit. Any follow-up trenching and/or drilling will require permits, applications for which will be submitted well in advance of the planned work.

If we enter the production phase, the cost of complying with permit and regulatory environment laws will be greater because the impact on the project area is greater. Permits and regulations will control all aspects of the production program if the project continues to that stage. Examples of regulatory requirements include:

•	Water discharge will have to meet drinking water standards;

•	Dust generation will have to be minimal or otherwise re-mediated;

•	Dumping of material on the surface will have to be re-contoured and re-vegetated with natural vegetation;

•	An assessment of all material to be left on the surface will need to be environmentally benign;

•	Ground water will have to be monitored for any potential contaminants;

•	The socio-economic impact of the project will have to be evaluated and if deemed negative, will have to be re-mediated; and

•	There will have to be an impact report of the work on the local fauna and flora including a study of potentially endangered species.

Employees

We have no employees as of the date of this prospectus other than our two officers. We conduct our business largely through agreements with consultants and arms-length third parties.

Research and Development Expenditures

We have not incurred any research or development expenditures since our incorporation.

Subsidiaries

We have do not have any subsidiaries.

Patents and Trademarks

We do not own, either legally or beneficially, any patent or trademark.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operation

Our business plan is to proceed with the exploration of the Magnolia Claim to determine whether there are proven reserves of gold, silver, copper and iron or other metals. We decided to continue with Phase II of the exploration program recommended as a result of the findings of Phase I.

We commenced Phase II of our exploration program in early 2005 and expect to complete Phase II by mid 2005 . We have expended $2,000 on Phase II of our exploration program to date. Phase II of the recommended geological exploration program is anticipated to cost $5,123. Once the results from Phase II are received, we will assess whether to proceed to any further exploration phases. In making this determination, we will make an assessment as to whether the results from phases one and two are sufficiently positive to enable us to obtain the financing necessary to proceed. This assessment will include an assessment of our cash reserves after the completion of Phase II, the price of minerals and the market for financing of mineral exploration projects at the time of our assessment. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. If the results of exploration do not reveal viable commercial mineralization, we may decide to abandon our claim and acquire new claims for exploration. The acquisition of additional claims will be dependent upon our possessing sufficient capital resources at the time in order to purchase such claims. If no funding is available, we may be forced to abandon our operations. In this regard, we presently have not entered into any discussions, understandings, arrangements or other agreements, preliminary or otherwise, and do not have any present intention to acquire or be acquired by another company through a merger, reverse acquisition or otherwise.

To date we have expended a total of $6,003 on the first two phases of our exploration program. We have sufficient cash on hand to complete Phase II of our exploration program and a portion of the estimated costs of Phase III. Further exploration work, however, may require additional funding in the event that our current cash on hand is insufficient for any additional work proposed. In the event that we require additional funding, we anticipate that such funding will be in the form of equity financing from the sale of our common stock. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund additional phases of the exploration program, should we decide to proceed. We believe that debt financing will not be an alternative for funding any further phases in our exploration program. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing.

We anticipate that we will incur over the next twelve months the following expenses:

Category	Planned Expenditures over the Next Twelve Months (US$)
Professional Fees	$9,000
Office Expenses	$1,000
Mineral Exploration Expenses	$11,000
Offering Expenses(1)	$3,116
TOTAL	$24,116

Notes
(1)	The estimated offering expenses of this offering are $21,010. As of the date of this prospectus the Company has expended $17,890 on the costs of this offering.

We had cash in the amount of $17,085 as of the date of this prospectus. Our total expenditures over the next twelve months are anticipated to be approximately $24,116, the majority of which is due to general, legal, accounting and administrative expenses associated with our becoming a reporting issuer under the Exchange Act and our ongoing mineral exploration expenses. We do not have plans to purchase any significant equipment or change the number of our employees during the next twelve months. We will require additional financing to pursue our stated plan of operation over the next twelve months. After the twelve month period, and in the event we decide to proceed with Phase III of our exploration program, we will require additional financing for any operational or exploratory expenses.

We intend to generate revenue through the sale and production of precious metals, including gold and silver, and/or commercial metals found on our property. As of the date of this prospectus, we have not established that minerals exist on our property of a type and in a quantity and concentration that would warrant commercial mining. There can be no assurance that commercially viable mineral deposits will be found to exist on our properties, or that we will be able to design a commercially viable process to extract the precious metals.

During this exploration stage, our officers will only be devoting approximately five hours per week of their time to our business. We do not foresee this limited involvement as negatively impacting our company over the next twelve months as all exploratory work is being performed by our geological consultant, Mr. Reynolds, who contracts with appropriately experienced parties to complete work programs. If, however, the demands of our business require more business time of Mr. Curtis and Mr. King, such as raising additional capital or addressing unforeseen issues with regard to our exploration efforts, they are prepared to adjust their timetable to devote more time to our business. However, they may not be able to devote sufficient time to the management of our business, as and when needed.

Although we have a wide ranging projected exploration program, we do not know how much money will ultimately be needed for exploration. The required exploration work for the projected initial three-phases of our exploration program is expected to cost up to $16,626, provided that results are favorable, decisions are made and financing is available to complete each phase of the work program. Further work must then be carried out to determine the extent of the gold mineralization, if any, in order to proceed with Phase IV and to determine whether it might be economically viable to mine over the long term. Therefore, costs of exploration are not limited to the initially described four-phase exploration program.

In the event that additional financing will be necessary to conduct any or further exploration, we may consider bringing in an additional joint venture partner to provide the required funding. We have not undertaken any efforts to locate a joint venture partner. In addition, we may not ever be able to locate a joint venture partner who will assist us in funding our exploration of the Magnolia Claim.

Results Of Operations For the Year Ending March 31, 2004

We have not earned any revenue since inception. We do not anticipate earning revenues until such time as we enter into commercial production of our mineral properties. We are presently in the exploration stage of our business and we can provide no assurance that we will discover proven reserves on our properties, or if such deposits are discovered, that we will enter into further substantial exploration programs.

We incurred operating expenses in the amount of $45,729 for the fiscal year ended March 31, 2004. Operating expenses for the years ended March 31, 2004 and March 31, 2003 included the following expenses:

Operating Expenses	Year Ended March 31, 2004	Year Ended March 31, 2003
Accounting Fees	$15,155	$3,000
Exploration and Development	$2,500	$3,500
Legal Fees	$16,142	$6,670
Office facilities and services	$6,000	$6,033
Regulatory Expenses	$968	$0
Rent	$3,000	$3,150
Telephone	$1,136	$123
Property Rights	$0	$4,000
Travel and Entertainment	$828	$2,727
Total Operating Expenses	$45,729	$29,203

The increase in our operating expenses during the year ended March 31, 2004 resulted primarily from an increase in professional fees incurred in connection with the filing of amendments to this prospectus with the SEC and expenses relating to our continuing geological exploration program. We anticipate our operating expenses will increase as we undertake our plan of operation . We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

We incurred a loss in the amount of $84,486 for the period from inception to March 31, 2004. Our loss was attributable entirely to operating expenses.

Results Of Operations For the Nine Months Ended December 31, 2004

We incurred operating expenses in the amount of $31,327 for the nine months ended December 31, 2004 compared to operating expenses of $32,812 for the same period in 2003. The marginal decrease in operating expenses was primarily due to the decrease in professional fees associated with our filing of the prospectus and amendments thereto. Operating expenses for the period ended December 31, 2004 and 2003 included the following expenses:

Operating Expenses	Period Ended December 31, 2004	Period Ended December 31, 2003
Accounting Fees	$5,280	$12,500
Exploration and Development	$0	$2,500
Legal Fees	$13,479	$9,470
Office facilities and services	$4,500	$4,500

Regulatory Expenses	$5,715	$0
Rent	$2,250	$2,250
Telephone	$0	$901
Travel and Entertainment	$0	$691
Bank Charges	$103	$0
Total Operating Expenses	$31,327	$32,812

We incurred a loss in the amount of $115,813 for the period from inception to December 31, 2004. Our loss was attributable entirely to operating expenses.

Liquidity and Capital Resources

We have cash of $17,085 and working capital of $4,944 as of the date of this prospectus. We estimate that Phase II and Phase III of our geological exploration program will cost approximately $12,623. We have expended $2,000 on Phase II to date. Our working capital is sufficient to pay for the costs of Phase II of the exploration program and a portion of the estimated costs of Phase III, however, we will need additional financing to complete the remaining phases of our exploration program and to meet our stated plan of operation for the next twelve months.

Since our inception, we have used our common stock to raise money for the property acquisition, for corporate expenses and to repay outstanding indebtedness. On February 28, 2002, we completed an offering of 7,500,000 shares of our common stock to three purchasers at a price of $0.001 per share. Our total proceeds from this sale was $7,500. These issuances were made to sophisticated individuals who were in a position of access to relevant and material information regarding our operations. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Act.

We completed an offering of 1,400,000 shares of our common stock at a price of $0.05 per share to a total of 120 purchasers on November 30, 2002. The total amount we received from this offering was $70,000. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a non-US person as defined in Regulation S.

We completed an offering of 900,000 shares of our common stock at a price of $0.05 per share to four investors September 30, 2004. The total amount we received from this offering was $45,000. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a non-US person as defined in Regulation S.

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We anticipate continuing to rely on equity sales of our common shares in order to continue to fund our business operations. Issuances of additional shares will result in dilution to our existing shareholders. There is no assurance that we will achieve any of additional sales of our equity securities or arrange for debt or other financing for to fund our planned mining, development and exploration activities.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

DESCRIPTION OF PROPERTY

We have acquired a 100% undivided interest in a mineral claim known as the Magnolia 1 Claim covering a total area of 1,112 acres located on Texada Island, British Columbia, Canada. We own beneficial title to the property pursuant to our mineral claim purchase agreement with Lorrie Ann Archibald. Ms. Archibald has no relationship or affiliation with us or our management. Ms. Archibald is presently the recorded owner of the claim. We have not yet transferred recorded ownership of the Magnolia Claim due to the associated cost of approximately $1,000 for transferring title and obtaining a free miner certificate, but have reserved a right to do so at any time as per our mineral claim purchase agreement and bill of sale with Ms. Archibald. We intend to effect a transfer of recorded ownership to the property upon our independent geologist’s recommendation to proceed with Phase III of our geological exploration program.

We rent office space at Suite 201, 810 Peace Portal Drive, Blaine, WA 98230, consisting of approximately 400 square feet, at a cost of $250 per month. This rental is on a month-to-month basis without a formal contract. We pay a fee of $500 per month for office related services provided in connection with our office rental.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as described below, none of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house as such person.

We issued 2,500,000 shares of common stock to our President, Mr. Curtis on February 28, 2002 at a price of $0.001 per share. This issuance was made to Mr. Curtis, who is a sophisticated individual and was in a position of access to relevant and material information regarding our operations. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Act. Pursuant to Rule 405 of the Securities Act of 1933, Mr. Curtis may be deemed to be our promoter by virtue of his role in founding and organizing our company. Other than the purchase of his stock, Mr. Curtis has not entered into any agreement with us in which he is to receive from us or provide to us anything of value.

We have a verbal agreement with our geologist to provide us with consulting services on request, in accordance with standard industry practices.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize.

The Securities and Exchange Commission (the “SEC”) has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

As of the date of this Registration Statement, we had one hundred and twenty four (124) registered shareholders.

Rule 144 Shares

In general, under Rule 144 of the Securities Act as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 98,000 shares as of the date of this prospectus; or

2.	The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. As of the date of this prospectus, persons who are our affiliates hold 7,502,000 of the total shares that may be sold, at least partially, within 90 days of the effectiveness of this registration statement and in accordance with the volume, notice and trading limitations of Rule 144.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. As of the date of this prospectus, other than the 1,398,000 shares of our common stock eligible for resale under Rule 144(k), no shares of our common stock are available for resale to the public under Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the SEC under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the over-the-counter bulletin board. We plan to file a Form 8-A registration statement with the SEC prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the SEC under the 1934 Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the 1934 Act in order for our common stock to be eligible for trading on the over-the-counter bulletin board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the over-the-counter bulletin board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, in order for us to continue with our mineral exploration program, we will need to raise additional capital. We believe that obtaining reporting company status under the 1934 Act and trading on the over-the-counter bulletin board should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.
Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the period from our inception through March 31, 2004.

		Annual Compensation				Long Term Compensation
Name and Address	Title	Year	Salary ($)	Bonus	Other Annual Compen- sation	Restricted Stock Awarded	Options/* SARs (#)	LTIP payouts ($)	All Other Compen- sation
John Curtis 6280 Nelson Avenue West Vancouver, BC, Canada	President, CEO, and Sole Director	2004 2003 2002	$0 $0 $0	$0 $0 $0	$0 $0 $0	$0 $0 $0	$0 $0 $0	$0 $0 $0	$0 $0 $0
Douglas King 271 - 1951 Glen Drive Vancouver, BC, Canada	Secretary and Treasurer	2004 2003 2002	$0 $0 $0	$0 $0 $0	$0 $0 $0	$0 $0 $0	$0 $0 $0	$0 $0 $0	$0 $0 $0

We do not pay to our directors any compensation for each director serving as a director on our board of directors.

Stock Option Grants

We did not grant any stock options to the executive officers or directors from inception through December 31, 2004. We have also not granted any stock options to the executive officers since December 31, 2004.

FINANCIAL STATEMENTS

Index to Financial Statements:

1.	Audited financial statements for the period ended March 31, 2004, including:

	(a)	Auditors' Report

	(b)	Balance Sheet;

	(c)	Statement of Operations and Accumulated Deficit;

	(d)	Statement of Changes in Stockholders' Equity;

	(e)	Statement of Cash Flows; and

	(f)	Notes to Financial Statements.

2.	Unaudited financial statements for the nine month period ended December 31, 2004, including:

	(a)	Accountant's Review Report

	(b)	Balance Sheet;

	(c)	Statement of Operations and Accumulated Deficit;

	(d)	Statement of Changes in Stockholders' Equity;

	(e)	Statement of Cash Flows; and

	(f)	Notes to Financial Statements.

GREENLITE VENTURES INC.

FINANCIAL STATEMENTS

MARCH 31, 2004 AND MARCH 31, 2003

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Greenlite Ventures Inc.

We have audited the accompanying balance sheet of Greenlite Ventures Inc., an exploration stage company, as of March 31, 2004 and March 31, 2003 and the related statements of operations and accumulated deficit, changes in stockholders’ equity, and statement of cash flows for the years then ended, and for the period December 21, 2000 (date of inception) to March 31, 2004. These financial statements are the responsibility of Greenlite Ventures’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Greenlite Ventures Inc. as of March 31, 2004 and March 31, 2003, and the results of its operations, changes in stockholders’ equity and cash flows for the years then ended, and for the period December 21, 2000 (date of inception) to March 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 6 to the financial statements, the Company has restated its financial statements as of March 31, 2003, and for the year then ended, to present mineral rights and exploration costs as expenses.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental statement of operating expenses is presented for the purposes of additional analysis and is not a required part of the basic financial statements, and in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has suffered recurring losses from operations, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sarna & Company
Sarna & Company
Certified Public Accountants
Westlake Village, California
May 25, 2004

Greenlite Ventures Inc.
(AN EXPLORATION STAGE COMPANY)
BALANCE SHEET

	MARCH 31,	MARCH 31,
	2004	2003

ASSETS

Current Assets
Cash	$1,800	$41,975
Prepaid Expenses	3,010	-0-

Total Current Assets	4,810	41,975

TOTAL ASSETS	$4,810	$41,975

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable and Accrued Expenses	$11,796	$3,232

Total Current Liabilities	11,796	3,232

Stockholders' Equity
Common Stock, $0.001 par value
100,000,000 shares authorized,
8,900,000 shares and 8,900,000
issued	8,900	8,900
Additional Paid in Capital	68,600	68,600
Accumulated deficit	(84,486)	(38,757)
Total Stockholders' (Deficit) Equity	(6,986)	38,743

TOTAL LIABILITIES AND

STOCKHOLDERS' EQUITY	$4,810	$41,975

See Notes to Financial Statements

Greenlite Ventures Inc.
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT

	YEAR ENDED	YEAR ENDED	INCEPTION-
	MARCH 31, 2004	MARCH 31, 2003	MARCH 31, 2004

Revenues	$-0-	$-0-	$-0-

Operating Expenses	(45,729)	(29,203)	(84,486)

Loss Before Provision for	(45,729)	(29,203)	(84,486)
Income Taxes

Provision for Income Taxes	-0-	-0-	-0-

Net Loss	(45,729)	(29,203)	(84,486)

Deficit, Beginning
of Period	(38,757)	(9,554)	-0-

Accumulated Deficit, End
of Period	$(84,486)	$(38,757)	$(84,486)

Net Loss per Share	$(0.005)	$(0.004)	$(0.014)

Weighted Average
Shares Outstanding	8,900,000	8,083,334	6,157,693

See Notes to Financial Statements

Greenlite Ventures Inc.
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

	Common Stock				Additional		Accumulated		Total
			Dollar		Paid in		Deficit		Stockholders'
	Shares		Amount		Capital				Equity

Balances
December 21, 2000
(Date of Inception)	----	$	----	$	----	$	----	$	----

Stock Subscriptions Received
$0.001 per share
February 14, 2001	----		----		2,500		----		2,500

Net Loss
Period Ended
March 31, 2001	----		----		----		(1,310)		(1,310)

Balances
March 31, 2001	----		----		$2,500		(1,310)		1,190

Stock Subscriptions Received
$0.001 per share
February 25, 2002	----		----		2,500		----		2,500

Common Stock Issued
$0.001 per share
February 28, 2002	7,500,000		7,500		(5,000)		----		2,500

Net Loss
Period Ended
March 31, 2002	----		----		----		(8,244)		(8,244)

Balances
March 31, 2002	7,500,000		7,500		----		(9,554)		(2,054)

Common Stock Issued
$0.05 per share
November 30, 2002	1,400,000		1,400		68,600		----		70,000

Net Loss
Period Ended
March 31, 2003	----		----		----		(29,203)		(29,203)

Balances
March 31, 2003	8,900,000		$8,900		$68,600		$(38,757)		$38,743

Net Loss
Period Ended
March 31, 2004	----		----		----		(45,729)		(45,729)

Balances
March 31, 2004	8,900,000		$8,900		$68,600		$(84,486)		$(6,986)

See Notes to Financial Statements

Greenlite Ventures Inc.
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF CASH FLOWS

	YEAR ENDED	YEAR ENDED	INCEPTION-
	MAR 31, 2004	MAR 31, 2003	MAR 31, 2004

Cash Flows from
Operating Activites

Net Loss	$(45,729)	$(29,203)	$(84,486)

Adjustments to Reconcile Net
Income to Net Cash (Used)
Provided by Operating Activities
(Increase) Decrease
Prepaid Expenses	(3,010)	-0-	(3,010)
Increase (Decrease)
Accounts Payable	8,564	(7,001)	11,796

Net Cash (Used) Provided by
Operating Activities	(40,175)	(36,204)	(75,700)

Cash Flows from
Investing Activities	-0-	-0-	-0-

Cash Flows from
Financing Activities:

Proceeds from Issuance of
Common Stock	-0-	70,000	77,500

Cash Provided by
Financing Activities	-0-	70,000	77,500

Net (Decrease) Increase in Cash	(40,175)	33,796	1,800

Cash at Beginning of Period	41,975	8,179	-0-

Cash at End of Period	$1,800	$41,975	$1,800

See Notes to Financial Statements

Greenlite Ventures Inc.
(AN EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

Greenlite Ventures Inc. was incorporated on December 21, 2000 in the state of Nevada. The Company acquires and develops certain mineral rights in Canada.

Basis of Presentation

The Company reports revenue and expenses using the accrual method of accounting for financial and tax reporting purposes.

Use of Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

Exploration Stage Company

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. The Company is primarily engaged in the acquisition and exploration of mining properties. Upon the location of commercially minable reserves, the Company plans to prepare for mineral extraction and enter the development stage. To date, the exploration stage of the Company’s operations consists of the contracting with a geologist to sample and assess the mining viability of the Company’s claim.

Pro Forma Compensation Expense

Greenlite Ventures accounts for costs of stock-based compensation in accordance with APB No. 25, "Accounting for Stock Based Compensation" instead of the fair value based method in SFAS No. 123. No stock options have been issued by Greenlite Ventures. Accordingly, no pro forma compensation expense is reported in these financial statements.

Greenlite Ventures Inc.
(AN EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Mineral Rights

Mineral rights and related exploration costs have been expensed as their recoverability is presumed to be insupportable during the exploration stage.

Depreciation, Amortization and Capitalization

The Company records depreciation and amortization when appropriate using both straight-line and declining balance methods over the estimated useful life of the assets (five to seven years).

Expenditures for maintenance and repairs are charged to expense as incurred. Additions, major renewals and replacements that increase the property's useful life are capitalized. Property sold or retired, together with the related accumulated depreciation, is removed from the appropriate accounts and the resultant gain or loss is included in net income.

Income Taxes

The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under Statement 109, a liability method is used whereby deferred tax assets and liabilities are determined based on temporary differences between basis used for financial reporting and income tax reporting purposes. Income taxes are provided based on tax rates in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not, that the Company will not realize the tax assets through future operations.

Fair Value of Financial Instruments

Financial accounting Standards Statement No. 107, "Disclosures About Fair Value of Financial Instruments", requires the Company to disclose, when reasonably attainable, the fair market values of its assets and liabilities which are deemed to be financial instruments. The Company's financial instruments consist primarily of cash and certain investments.

Greenlite Ventures Inc.
(AN EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Per Share Information

The Company computes per share information by dividing the net loss for the period presented by the weighted average number of shares outstanding during such period.

NOTE 2 - PROVISION FOR INCOME TAXES

The provision for income taxes for the periods ended March 31, 2004 and March 31, 2003 represents the minimum state income tax expense of the Company, which is not considered significant.

NOTE 3 - COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company currently rents administrative office space under a monthly renewable contract.

Litigation

The Company is not presently involved in any litigation.

NOTE 4 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Recently issued accounting pronouncements will have no significant impact on the Company and its reporting methods.

Greenlite Ventures Inc.
(AN EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

NOTE 5 – GOING CONCERN

Future issuances of the Company’s equity or debt securities will be required in order for the Company to continue to finance its operations and continue as a going concern. The Company’s present revenues are insufficient to meet operating expenses.

The consolidated financial statements of the Company have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred cumulative net losses of $84,486 since its inception and requires capital for its contemplated operational and marketing activities to take place. The Company's ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful completion of the Company's contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

NOTE 6 – RESTATEMENT

The balance sheet as of March 31, 2003 and the statements of operations and cash flows for the year then ended have been restated in order to correctly reflect mineral rights and exploration costs as expenses, rather than being capitalized as assets. The effect of this restatement on net loss and loss per share was to increase net loss by $7,500 and increase loss per share by $0.001.

SUPPLEMENTAL STATEMENT

Greenlite Ventures Inc.
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF OPERATING EXPENSES

	YEAR ENDED	YEAR ENDED	INCEPTION-
	MARCH 31,2004	MARCH 31,2003	MARCH 31,2004

Operating Expenses
Accounting	$15,155	$3,000	$19,205
Exploration & Development	2,500	3,500	6,000
Legal	16,142	6,670	27,202
Office Administration	6,000	6,033	14,033
Property Rights	-0-	4,000	4,000
Regulatory Expenses	968	-0-	968
Rent	3,000	3,150	8,150
Telephone	1,136	123	1,259
Travel & Entertainment	828	2,727	3,669

Total Operating Expenses	$45,729	$29,203	$84,486

See Notes to Financial Statement

GREENLITE VENTURES INC.

FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND DECEMBER 31, 2003

To the Board of Directors
Greenlite Ventures Inc.

We have reviewed the accompanying balance sheet of Greenlite Ventures Inc. as of December 31, 2004 and December 31, 2003, and the related statements of operations and accumulated deficit, changes in stockholders’ equity, and cash flows for the nine months ended December 31, 2004 and December 31, 2003, and the statements of operations and accumulated deficit and cash flows, for the period December 21, 2000 (Date of Inception) to December 31, 2004. All information included in these financial statements is the representation of the management of Greenlite Ventures Inc.

We conducted our review in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying financial statements in order for them to be in conformity with accounting principles generally accepted in the United States of America.

Our review was made for the purpose of expressing limited assurance that there are no material modifications that should be made to the financial statements in order for them to be in conformity with generally accepted accounting principles. The supplemental statement of operating expenses is presented for the purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the inquiry and analytical procedures applied in the review of the basic financial statements, and we are not aware of any material modifications that should be made thereto.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has suffered recurring losses from operations, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sarna & Company
Sarna & Company
Certified Public Accountants
Westlake Village, California
January 21, 2005

Greenlite Ventures Inc.
(AN EXPLORATION STAGE COMPANY)
BALANCE SHEET
(UNAUDITED)

	DEC 31,	DEC 31,
	2004	2003

ASSETS

Current Assets
Cash
	$20,736	$10,471
Prepaid Expenses	-0-	5,452
Total Current Assets	20,736	15,923

TOTAL ASSETS	$20,736	$15,923

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable and Accrued Expenses	$14,049	$9,992

Total Current Liabilities	14,049	9,992

Stockholders' Equity
Common Stock, $0.001 par value
100,000,000 shares authorized,
9,800,000 and 8,900,000 shares issued	9,800	8,900
Additional Paid in Capital	112,700	68,600
Accumulated deficit	(115,813)	(71,569)
Total Stockholders' Equity	6,687	5,931
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$20,736	$15,923

See Accountants’ Review Report and Notes

Greenlite Ventures Inc.
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
(UNAUDITED)

	NINE MONTHS	NINE MONTHS
	ENDED	ENDED	INCEPTION -
	DEC 31, 2004	DEC 31, 2003	DEC 31, 2004

Revenues	$-0-	$-0-	$-0-

Operating Expenses	(31,327)	(32,812)	(115,813)

Loss Before Provision for	(31,327)	(32,812)	(115,813)
Income Taxes

Provision for Income Taxes	(0)	(0)	(0)

Net Loss	(31,327)	(32,812)	(115,813)

Deficit, Beginning of Period	(84,486)	(38,757)	(0)

Accumulated Deficit, End of Period	$(115,813)	$(71,569)	$(115,813)

Net Loss per Share	$(0.01)	$(0.01)	$(0.01)

Weighted Average Shares Outstanding	9,350,000	8,900,000	6,756,250

See Accountants’ Review Report and Notes

Greenlite Ventures Inc.
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

	Common Stock			Additional	Accumulated	Total
		Dollar		Paid in	Deficit	Stockholders'
	Shares	Amount		Capital		Equity(Deficit)

Balances
March 31, 2002	7,500,000	$7,500	$	----	$(9,554)	$(2,054)

Net Loss
Period Ended
Dec 31, 2002	----	----		----	(20,370)	(20,370)

Balances
Dec 31, 2002	7,500,000	7,500		----	(29,924)	(22,424)

Common Stock Issued
$0.05 per share
November 30, 2002	1,400,000	1,400		68,600	----	70,000

Net Loss
Period Ended
March 31, 2003	----	----		----	(8,833)	(8,883)

Balances
March 31, 2003	8,900,000	8,900		68,600	(38,757)	38,743

Net Loss
Period Ended
Dec 31, 2003	----	----		----	(32,812)	(32,812)

Balances
Dec 31, 2003	8,900,000	8,900		68,600	(71,569)	5,931

Net Loss
Period Ended
March 31, 2004	----	----		----	(12,917)	(12,917)

Balances
March 31, 2004	8,900,000	8,900		68,600	(84,486)	(6,986)

Common Stock Issued
$0.05 per share
December 31, 2004	900,000	900		44,100	----	45,000

Net Loss
Period Ended
Dec 31, 2004	----	----		----	(31,327)	(31,327)

Balances
Dec 31, 2004	9,800,000	$9,800		$112,700	$(115,813)	$6,687

See Accountants’ Review Report and Notes

Greenlite Ventures Inc.
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF CASH FLOWS
(UNAUDITED)

	NINE MONTHS	NINE MONTHS
	ENDED	ENDED	INCEPTION -
	DEC 31, 2004	DEC 31, 2003	DEC 31, 2004

Cash Flows from
Operating Activities:

Net Loss	$(31,327)	$(32,812)	$(115,813)

Adjustments to Reconcile Net
Income to Net Cash (Used)
Provided by Operating Activities

(Increase)Decrease
Prepaid Expenses	3,010	(5,452)	-0-
Increase(Decrease)
Accounts Payable	2,253	6,760	14,049
Increase(Decrease)
Shareholder Loan	-0-	-0-	-0-

Net Cash Used by
Operating Activities	(26,064)	(31,504)	(101,764)

Cash Flows from
Investing Activities	-0-	-0-	-0-

Cash Flows from
Financing Activities:

Proceeds Received From
Issuance of Common Stock	45,000	-0-	122,500

Cash Provided by
Financing Activities	45,000	-0-	122,500

Net Increase (Decrease) in Cash	18,936	(31,504)	20,736

Cash at Beginning of Period	1,800	41,975	-0-

Cash at End of Period	$20,736	$10,471	$20,736

See Accountants’ Review Report and Notes

Greenlite Ventures Inc.
(AN EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

Greenlite Ventures Inc. was incorporated on December 21, 2000 in the state of Nevada. The Company acquires and develops certain mineral rights in Canada.

Basis of Presentation

The Company reports revenue and expenses using the accrual method of accounting for financial and tax reporting purposes.

The interim financial information is unaudited. In the opinion of management, all adjustments necessary to present fairly the financial position as of September 30, 2004 and the results of operations, stockholders' equity and cash flows presented herein have been included in the financial statements. Interim results are not necessarily indicative of results of operations for the full year.

Use of Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

Exploration Stage Company

The Company has been in the exploration stage since its formation and has not yet realized any revenues from its planned operations. The Company is primarily engaged in the acquisition and exploration of mining properties. Upon the location of commercially minable reserves, the Company plans to prepare for mineral extraction and enter the development stage. To date, the exploration stage of the Company’s operations consists of the contracting with a geologist to sample and assess the mining viability of the Company’s claim.

Greenlite Ventures Inc.
(AN EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Pro Forma Compensation Expense
Greenlite Ventures accounts for costs of stock-based compensation in accordance with APB No. 25, "Accounting for Stock Based Compensation" instead of the fair value based method in SFAS No. 123. No stock options have been issued by Greenlite Ventures. Accordingly, no pro forma compensation expense is reported in these financial statements.

Mineral Rights
Mineral rights and related exploration costs have been expensed as their recoverability is presumed to be insupportable during the exploration stage.

Depreciation, Amortization and Capitalization
The Company records depreciation and amortization when appropriate using both straight-line and declining balance methods over the estimated useful life of the assets (five to seven years). Expenditures for maintenance and repairs are charged to expense as incurred. Additions, major renewals and replacements that increase the property's useful life are capitalized. Property sold or retired, together with the related accumulated depreciation, is removed from the appropriate accounts and the resultant gain or loss is included in net income.

Income Taxes
The Company accounts for its income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under Statement 109, a liability method is used whereby deferred tax assets and liabilities are determined based on temporary differences between basis used for financial reporting and income tax reporting purposes. Income taxes are provided based on tax rates in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not, that the Company will not realize the tax assets through future operations.

Greenlite Ventures Inc.
(AN EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

Fair Value of Financial Instruments
Financial accounting Standards Statement No. 107, "Disclosures About Fair Value of Financial Instruments", requires the Company to disclose, when reasonably attainable, the fair market values of its assets and liabilities which are deemed to be financial instruments. The Company's financial instruments consist primarily of cash and certain investments.

Per Share Information
The Company computes per share information by dividing the net loss for the period presented by the weighted average number of shares outstanding during such period.

Prepaid Expenses
Prepaid expenses consist of administrative expenses and retainer fees paid in advance. The amounts reflected as prepaid expenses in the financial statements are expected to be charged to expense within one year of the balance sheet dates.

NOTE 2 - PROVISION FOR INCOME TAXES

The provision for income taxes for the periods ended December 31, 2004 and December 31, 2003 represents the minimum state income tax expense of the Company, which is not considered significant.

NOTE 3 – STOCK SUBSCRIPTION LIABILITY

This liability represents funds received by the Company prior to the actual issuance of stock.

NOTE 4 - COMMITMENTS AND CONTINGENCIES

Operating Leases
The Company currently rents administrative office space under a monthly renewable contract.

Litigation
The Company is not presently involved in any litigation.

Greenlite Ventures Inc.
(AN EXPLORATION STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
(UNAUDITED)

NOTE 5 - RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

Recently issued accounting pronouncements will have no significant impact on the Company and its reporting methods.

NOTE 6 – GOING CONCERN

Future issuances of the Company’s equity or debt securities will be required in order for the Company to continue to finance its operations and continue as a going concern. The Company’s present revenues are insufficient to meet operating expenses.

The financial statements of the Company have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred cumulative net losses of $115,813 since its inception and requires capital for its contemplated operational and marketing activities to take place. The Company's ability to raise additional capital through the future issuances of common stock is unknown. The obtainment of additional financing, the successful completion of the Company's contemplated plan of operations, and its transition, ultimately, to the attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

SUPPLEMENTAL STATEMENT

Greenlite Ventures Inc.
(AN EXPLORATION STAGE COMPANY)
STATEMENT OF OPERATING EXPENSES
(UNAUDITED)

	NINE MONTHS		NINE MONTHS
	ENDED		ENDED		INCEPTION -
	DEC 31, 2004		DEC 31, 2003		DEC 31, 2004

Operating Expenses
Accounting	$5,280		$12,500		$24,485
Bank Charges	103		-0	-	103
Exploration and Development	-0	-	2,500		6,000
Legal	13,479		9,470		40,681
Office Administration	4,500		4,500		18,533
Property Rights	-0	-	-0	-	4,000
Regulatory Expenses	5,715		-0	-	6,683
Rent	2,250		2,250		10,400
Telephone	-0	-	901		1,259
Travel & Entertainment	-0	-	691		3,669

Total Operating Expenses	$31,327		$32,812		$115,813

See Accountants’ Review Report and Notes

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We have had no changes in or disagreements with our accountants.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This Prospectus is filed as a part of that Registration Statement, but does not contain all of the information contained in the Registration Statement and exhibits. Statements made in the Registration Statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our Registration Statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the Registration Statement, exhibits and schedules filed with the Securities and Exchange Commission at the SEC's principal office in Washington, D.C. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. Our Registration Statement and the referenced exhibits can also be found on this site.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.           INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
(2)	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
(3)	a transaction from which the director derived an improper personal profit; and
(4)	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

(1)	such indemnification is expressly required to be made by law;
(2)	the proceeding was authorized by our Board of Directors;
(3)	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or
(4)	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

ITEM 25.           OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Expenses(1)	US($)
Securities and Exchange Commission Registration Fee	$10
Federal Taxes	$NIL
State Taxes and Fees	$NIL
Transfer Agent Fees	$1,000
Accounting Fees and Expenses	$8,000
Legal Fees and Expenses	$12,000
Miscellaneous	$NIL
Total	$21,010
(1)	All amounts are estimates, other than the SEC's registration fee.

We are paying all expenses of the offering. To date we have expended $17,890 on the costs of this offering. No portion of these expenses will be paid by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 26.          RECENT SALES OF UNREGISTERED SECURITIES

On February 28, 2002, we completed an offering of 7,500,000 shares of our common stock to three purchasers at a price of $0.001 per share. Our total proceeds from this sale was $7,500. These issuances were made to sophisticated individuals who were in a position of access to relevant and material information regarding our operations. The shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and are restricted shares as defined in the Act.

We completed an offering of 1,400,000 shares of our common stock at a price of $0.05 per share to a total of one hundred and twenty (120) purchasers on November 30, 2002. The total amount we received from this offering was $70,000. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each purchaser in accordance with Regulation S and the transfer agent affixed the appropriate legends. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

We completed an offering of 900,000 shares of our common stock at a price of $0.05 per share to four investors September 30, 2004. The total amount we received from this offering was $45,000. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. We requested our stock transfer agent to affix appropriate legends to the stock certificate issued to each purchaser in accordance with Regulation S and the transfer agent affixed the appropriate legends. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

The availability of Regulation S is dependent upon the satisfaction of a series of requirements:

(1)	Rule:	All offers and sales must be made in offshore transactions.

	Compliance:	All offers and sales were made to non-U.S. residents. Each subscriber is a resident of Canada.

(2)	Rule:	No directed selling efforts can be made in the United States by us, a distributor, their affiliates, or any person acting on behalf of any of the foregoing.

	Compliance:	No directed selling efforts were made in the United States.

(3)	Rule:	The issuer must satisfy the conditions of Category 1, 2 or 3 of Rule 903, Regulation S.

	Compliance:	We have complied with the conditions of Category 3 of 903(b):

(a)	Rule:	Offering restrictions must be implemented.

	Compliance:	We implemented offering restrictions in the Subscription Agreements with investors;

(b)	Rule:
All offers or sales made prior to the expiration of a one-year distribution compliance period (i.e., January 31, 2005) may not have been made to a U.S. person or for the account or benefit of a U.S. person.

Compliance:
The purchasers in this offering are non-U.S. residents. These purchasers have not offered or sold their shares to date. Their shares are being registered as part of this Form SB-2 Registration Statement;

(c)	Rule:	Offers or sales made prior to the expiration of a one-year distribution compliance period must have been made pursuant to the following four conditions:

(i)
The purchaser of the securities certified that it is not a U.S. person and is not acquiring the securities for the account or benefit of any U.S. person or is a U.S. person who purchased securities in a transaction that did not require registration under the Act.

	Compliance:	The purchasers in this offering so agreed in their Subscription Agreement.

(ii)
The purchaser of the securities agreed to resell such securities only in accordance with the provisions of Regulation S, pursuant to a registration statement under the Securities Act of 1933, as amended (the "Act"), or pursuant to an available exemption from registration; and agreed not to engage in hedging transactions with regard to such securities unless in compliance with the Act.

	Compliance:	The purchasers in the offering so agreed in the Subscription Agreement.

(iii)
The issuer's securities contained a legend to the effect that transfer is prohibited except in accordance with the provisions of Regulation S, or pursuant to an available exemption from registration; and that hedging transactions involving those securities may not be conducted unless in compliance with the Act.

	Compliance:	A restricted legend, as described below, is affixed to each purchaser's share certificate representing all shares purchased in the offering made under Regulation S.

"THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE SOLD, PLEDGED, HYPOTECATED, OR OTHERWISE TRANFERRED IN THE UNITED STATES BY A U.S.

PERSON UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT OF 1933 OR EXEMPTION FROM SUCH REGISTRATION UNDER THE ACT IS APPLICABLE OR AS OTHERWISE PROVIDED IN REGULATION S PROMULGATED UNDER SUCH ACT. NO OFFERS OR SALES OR TRANSFER (INCLUDING INTERESTS THEREIN) MAY BE MADE OF ANY OF THE SECURITIES IN THE UNITED STATES OR TO A U.S. PERSON OR FOR THE ACCOUNT AND BENEFIT OF A U.S. PERSON, EXCEPT AS PERMITTED BY REGULATION S."

(iv)
The issuer is required, either by contract or a provision in its bylaws, articles or charter or comparable documents, to refuse to register any transfer of the securities not made in accordance with the provisions of Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from registration; provided, however, that if the securities are in bearer form or foreign law prevents the issuer of the securities from refusing to register securities transfers, other reasonable procedures (such as the Regulation S legend described above) are implemented to prevent any transfer of the securities not made in accordance with the provisions of Regulation S.

Compliance:
Greenlite Ventures Inc. and each subscriber both agreed in their respective Subscription Agreement that we will refuse to register any transfer of these Regulation S shares not made in accordance with the above-stated rule.

(d)	Rule:
Each distributor selling securities to a distributor, a dealer, or a person receiving a selling commission, fee or other remuneration, prior to the expiration of a 40-day distribution compliance period in the case of debt securities, or a one-year distribution compliance period in the case of equity securities, sends a confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to a distributor.

	Compliance:	Not applicable to facts of offering.

ITEM 27.          EXHIBITS

Exhibit
Number	Description of Exhibits

3.1	Articles of Incorporation.(1)

3.2	Bylaws, as amended.(1)

5.1	Opinion of O’Neill Law Group PLLC(1)

10.1	Mineral Claim Purchase Agreement between Greenlite Ventures Inc. and Lorrie Ann Archibald dated April 30, 2002.(1)

10.2	Bill of Sale

15.1	Letter of Sarna & Company, Certified Public Accountants.

23.1	Consent of Sarna & Company, Certified Public Accountants.

23.2	Consent of Paul Reynolds, P.Geo., Consulting Geologist

23.3	Consent of O’Neill Law Group PLLC(1)

(1)	Filed as an exhibit to our registration statement on Form SB-2 filed with the SEC on March 9, 2004.

ITEM 28.          UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)
To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement; provided that any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia on May 5, 2005 .

GREENLITE VENTURES INC.

By:	/s/ John Curtis
JOHN CURTIS
President and Director
(Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date stated.

Signature	Title	Date

	Chief Executive Officer,	May 5, 2005
/s/ John Curtis	President and Director
JOHN CURTIS	(Principal Executive Officer)

	Chief Financial Officer,	May 5, 2005
/s/ Douglas King	Secretary, Treasurer
DOUGLAS KING	(Principal Financial Officer)